Exhibit 99.1

News Release www.dcppartners.com
	MEDIA AND INVESTOR RELATIONS CONTACT:	Jonni Anwar

February 27, 2013	Phone:	303/605-1868
	24-Hour:	303/887-5419

DCP MIDSTREAM PARTNERS ANNOUNCES $626MM EAGLE FORD DROPDOWN,

ADDITIONAL ORGANIC GROWTH, AND REPORTS FOURTH QUARTER AND YEAR END

2012 RESULTS

•

With dropdown of additional interest in the Eagle Ford joint venture, DCP Midstream Partners will have 80 percent interest in one of the largest gathering and processing systems in prolific Eagle Ford shale play with 1.2 Bcf/d of total processing capacity

•	Storage expansion project at Marysville providing incremental capacity to the growing Marcellus/Utica production

•	Record fourth quarter Adjusted EBITDA and Distributable Cash Flow

•	Quarterly distribution increase in line with 2012 distribution growth forecast

DENVER — DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three and twelve months ended December 31, 2012. The table below reflects results for the three and twelve months ended December 31, 2012 and 2011 on a consolidated basis and results for the 2011 periods as originally reported.

FOURTH QUARTER AND YEAR END SUMMARY RESULTS

	Three Months Ended December 31,(3)			Year Ended December 31,(3)(4)
	2012	2011	As Reported in 2011	2012	2011		As Reported in 2011
	(Unaudited)
	(Millions, except per unit amounts)

Net income (loss) attributable to partners(1)	$64.3	$4.6	$(1.5)	$168.0	$120.8		$100.4
Net income (loss) per limited partner unit — basic(1)	$0.87	$(0.19)	$(0.19)	$2.28	$1.73		$1.73
Net income (loss) per limited partner unit — diluted(1)	$0.87	$(0.18)	$(0.18)	$2.28	$1.72		$1.72
Adjusted EBITDA(2)	$86.2	$42.1	$49.8	$251.9	$199.9		$179.4
Adjusted net income attributable to partners(2)	$61.9	$12.0	$24.4	$146.7	$80.9		$79.9
Adjusted net income per limited partner unit(2) — basic and diluted	$0.83	$0.39	$0.39	$1.89	$1.26		$1.26
Distributable cash flow(2)	$67.6	* *	$37.4	$179.9	*	*	$150.4

(1)	Includes non-cash commodity derivative mark-to-market gains of $2.0 million and losses of $6.9 million for the three months ended December 31, 2012 and 2011, respectively, and gains of $21.3 million and $42.1 million for the years ended December 31, 2012 and 2011, respectively.

(2)	Denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” below.
(3)	In March 2012, the Partnership completed the contribution from DCP Midstream, LLC (“DCP Midstream”) of the remaining 66.67 percent interest in DCP Southeast Texas Holdings, GP, in a transaction between entities under common control. This transfer of net assets between entities under common control was accounted for as if the transaction had occurred at the beginning of the period, and prior years were retrospectively adjusted to furnish comparative information similar to the pooling method. In addition, results are presented as originally reported in 2011 under “As Reported in 2011” for comparative purposes.
(4)	We recognized lower of cost or market adjustments during the years ended December 31, 2012 and 2011.

**	Distributable cash flow has not been calculated under the pooling method.

EAGLE FORD EXPANSION

The Partnership announced a $626 million immediately accretive dropdown from DCP Midstream of an additional 47 percent interest in the Eagle Ford joint venture bringing its ownership interest to 80 percent. This transaction is subject to certain customary closing conditions and working capital and other purchase price adjustments. In conjunction with the transaction, DCP Midstream will provide a three-year direct commodity price hedge for the Partnership’s additional 47 percent interest.

In addition to the announced additional 47 percent Eagle Ford joint venture dropdown, the Partnership also increased its interest in the Goliad Plant and associated infrastructure to 80 percent with an estimated total investment of $230 million by the Partnership. The Goliad Plant is a 200 MMcf/d processing plant in the Eagle Ford system with an expected in service date in Q1 2014. The plant is supported by long-term producer agreements. DCP Midstream will provide a 27 month hedge associated with this organic project, commencing in January 2014, for the additional 47 percent interest in the Goliad Plant and related infrastructure.

With this announced dropdown, the incremental ownership in the Goliad Plant and the completion of the wholly-owned Eagle Plant, the Partnership will have an 80 percent interest in one of the largest gathering and processing systems in the prolific Eagle Ford shale play.

The Eagle Ford system includes the following:

•	five cryogenic processing plants with 760 MMcf/d processing capacity and approximately 6,000 miles of gathering systems

•	three fractionators with approximately 36,000 barrels per day capacity

•	production from over 900,000 acres supported by acreage dedications or throughput commitments under long-term predominantly percent-of-proceeds agreements

•	the newly constructed wholly-owned Eagle Plant with 200 MMcf/d of processing capacity

•	the Goliad Plant currently under construction with 200 MMcf/d of processing capacity

The five existing plants, coupled with the Eagle and Goliad plants, will result in 1.2 Bcf/d of processing capacity in the area and provide significant incremental cash flow for the Partnership to support continued distribution growth.

MARYSVILLE NGL STORAGE EXPANSION

The Partnership also announced a long-term ethane storage agreement with Nova Chemical underpinning the expansion of our Marysville NGL storage facility. Our expected investment is $25 million, which represents an attractive organic growth opportunity for our NGL Logistics segment. This project provides much needed incremental NGL storage capacity for the growing Marcellus/Utica production. The expansion includes new ethane storage capacity of approximately one million barrels. The expansion is expected to be in service Q4 2013.

PRESIDENT’S PERSPECTIVE

“We are pleased to report the Partnership’s record Adjusted EBITDA for 2012 of over $250 million despite a lower commodity price environment. Distribution growth was in line with our 2012 forecast,” said Bill Waldheim, president of the Partnership. “We are very proud of what we accomplished in 2012 with the continued execution of our growth strategy. During 2012, we completed over $1 billion of dropdowns from DCP Midstream as well as deployed approximately $400 million in organic growth and acquisitions. We are off to a strong start in 2013. Since the beginning of the year, we announced the incremental investments in the Eagle Ford system and the Marysville storage project, all of which position us well to meet our target to significantly increase the size of the Partnership from 2012 to 2015.”

2012 AND RECENT HIGHLIGHTS

In addition to achieving our distributable cash flow and distribution growth forecast, we successfully delivered on the key elements of our 2012 business plan.

•	We provided sustainable quarterly distribution growth, which represents a 6 percent increase over the distribution rate paid in 2011.

•	We continued executing our multi-faceted growth strategy, with an emphasis on dropdowns from our general partner. Dropdowns completed in 2012 were over $1 billion and included:

•	the remaining 50 percent interest in East Texas

•	the remaining two-thirds interest in Southeast Texas

•	minority interests in two non-operated Mont Belvieu fractionators, and

•	one-third interest in the Eagle Ford joint venture

•	In addition to dropdowns, we continued to capture organic growth opportunities and third-party acquisitions in 2012 including:

•	ongoing construction of the 200 MMcf/d Goliad Plant located in the Eagle Ford shale with a targeted in service date of Q1 2014

•	construction of the 200 MMcf/d wholly owned Eagle Plant located in the Eagle Ford shale

•	acquisition of a minority interest in the Texas Express NGL pipeline

•	acquisition of the Crossroads gathering and processing system in East Texas, and

•	ongoing construction of our Keathley Canyon project at Discovery

•	Our strong capital markets execution in 2012 positions us well in terms of both liquidity and cost of capital to execute on our growth plans.

In summary, our dropdown strategy with DCP Midstream, visible pipeline of organic growth projects, as well as strong financial results position us well to becoming a large scale diversified midstream company.

CONSOLIDATED FINANCIAL RESULTS

Adjusted EBITDA for the three months ended December 31, 2012 increased to $86 million from $42 million for the three months ended December 31, 2011. Adjusted EBITDA for the year ended December 31, 2012 increased to $252 million from $200 million for the year ended December 31, 2011.

On January 28, 2013, we announced a quarterly distribution of $0.69 per limited partner unit. This represents an increase of 1.5 percent over the last quarterly distribution and an increase of

6 percent over the distribution declared in the fourth quarter of 2011. Our distributable cash flow of $68 million for the three months ended December 31, 2012 provided a 1.3 times distribution coverage ratio adjusted for the timing of actual distributions paid during the quarter. Our distributable cash flow of $180 million for the twelve months ended December 31, 2012 provided a 1.0 times distribution coverage ratio adjusted for the timing of actual distributions paid during the year.

OPERATING RESULTS BY BUSINESS SEGMENT

Natural Gas Services — Adjusted segment EBITDA increased to $51 million for the three months ended December 31, 2012 from $33 million for the three months ended December 31, 2011. These results reflect the dropdown of the one-third interest in the Eagle Ford joint venture, the dropdown of the remaining 50 percent interest in East Texas and the Crossroads system acquisition, partially offset by lower commodity prices and a planned turnaround at East Texas.

Adjusted segment EBITDA increased to $213 million for the year ended December 31, 2012 from $176 million for the year ended December 31, 2011, reflecting the dropdown of a one-third interest in the Eagle Ford joint venture, the addition of the remaining 50 percent interest in East Texas, the Crossroads system acquisition, and higher results in natural gas storage, partially offset by lower commodity prices.

NGL Logistics — Adjusted segment EBITDA increased to $20 million for the three months ended December 31, 2012 from $10 million for the three months ended December 31, 2011, reflecting the July 2012 acquisition of the Mont Belvieu fractionators and higher throughput on our pipelines.

Adjusted segment EBITDA increased to $59 million for the year ended December 31, 2012 from $37 million for the year ended December 31, 2011, reflecting the acquisition of the Mont Belvieu fractionators, higher throughput on our pipelines, as well as growth from the Wattenberg pipeline expansion project and the full year results for the DJ Basin fractionators acquired in March 2011.

Wholesale Propane Logistics — Adjusted segment EBITDA increased to $27 million for the three months ended December 31, 2012 from $12 million for the three months ended December 31, 2011, reflecting a significant recovery of the non-cash lower of cost or market inventory adjustment recorded in the second quarter of 2012.

Adjusted segment EBITDA decreased to $26 million for the year ended December 31, 2012 from $36 million for the year ended December 31, 2011 as a result of a lack of demand due to the industry’s excess inventory resulting from record warm weather last heating season.

CORPORATE AND OTHER

Decreased depreciation and amortization expense for the three and twelve months ended December 31, 2012, as compared to the three months and twelve months ended December 31, 2011, reflect a change in the estimated useful lives of our assets. Additionally, interest expense for the three and twelve months ended December 31, 2012 increased due to higher debt levels partially offset by higher capitalized interest.

CAPITALIZATION

At December 31, 2012, we had $1,620 million of total debt outstanding comprised of $1,095 million of senior notes and $525 million outstanding under our revolver. Total unused revolver capacity was approximately $475 million. Our leverage ratio pursuant to our credit facility for the quarter ended December 31, 2012, was approximately 4.2 times. Our effective interest rate on our overall debt position, as of December 31, 2012, was 3.1 percent.

COMMODITY DERIVATIVE ACTIVITY

The objective of our commodity risk management program is to protect downside risk in our distributable cash flow. We utilize mark-to-market accounting treatment for our commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing our commodity derivative instruments based on futures pricing at the end of the period creates assets or liabilities and associated non-cash gains or losses. Realized gains or losses from cash settlement of the derivative contracts occur monthly as our physical commodity sales are realized or when we rebalance our portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of our commodity derivative instruments do not affect our distributable cash flow.

For the three months ended December 31, 2012, commodity derivative activity and total revenues included non-cash gains of $2 million. This compares to non-cash losses of $7 million for the three months ended December 31, 2011. The $18 million net hedge receipts for the three months ended December 31, 2012 included payments of $1 million for the Southeast Texas Storage business and $19 million of net hedge receipts for the balance of our commodity hedging program. The $14 million net hedge payments for the three months ended December 31, 2011 included payments of $8 million for the Southeast Texas Storage business and $6 million of net payments for the balance of our commodity hedging program. For the year ended December 31, 2012, commodity derivative activity and total revenues included non-cash gains of $21 million. This compares to non-cash gains of $42 million for the year ended December 31, 2011. The $49 million net hedge receipts for the year ended December 31, 2012 were receipts of $28 million for commodity derivative activities related to the Southeast Texas Storage business and receipts of $21 million for the balance of our commodity hedging program. The $35 million net hedge payments for the year ended December 31, 2011 were payments of $5 million for the Southeast Texas Storage business and $30 million of net payments primarily for the balance of our commodity hedging program. While our earnings will continue to fluctuate as a result of the volatility in the commodity markets, our commodity derivative contracts mitigate a portion of the risk of weakening commodity prices thereby stabilizing distributable cash flows.

EARNINGS CALL

DCP Midstream Partners will hold a conference call to discuss fourth quarter and year end results on Thursday, February 28, 2013 at 8:00 a.m. EST. The dial-in number for the call is 1-888-771-4371 in the United States or 1-847-585-4405 outside the United States. A live webcast of the call can be accessed on the Investor section of DCP Midstream Partners’ website at www.dcppartners.com. The call will be available for replay one hour after the end of the conference until 8:00 a.m. EST on March 14, 2013, by dialing 1-888-843-7419 in the United States or 1-630-652-3042 outside the United States. The replay conference number is 34203901. A replay, transcript and presentation slides in PDF format will also be available by accessing the Investor section of the partnership’s website.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA, adjusted segment EBITDA, adjusted net income attributable to partners, and adjusted net income per limited partner unit. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Our non-GAAP financial measures should not be considered in isolation or as an alternative to our financial measures presented in accordance with GAAP, including operating revenues, net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.

We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, net income attributable to noncontrolling interests net of depreciation and income tax, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Historical distributable cash flow is calculated excluding the impact of retrospective adjustments related to any acquisitions presented under the pooling method. Maintenance capital expenditures are capital expenditures made where we add on to or improve capital assets owned, or acquire or construct new capital assets, if such expenditures are made to maintain, including over the long-term, our operating or earnings capacity. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices and interest rates. Distributable cash flow is used as a supplemental liquidity and performance measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess our ability to make cash distributions to our unitholders and our general partner.

We define adjusted EBITDA as net income or loss attributable to partners less interest income, noncontrolling interest in depreciation and income tax expense and non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense and non-cash commodity derivative losses. The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices. We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners less non-cash commodity derivative gains for that segment, plus depreciation and amortization expense and non-cash commodity derivative losses for that segment, adjusted for any noncontrolling interest on depreciation and amortization expense for that segment. Our adjusted EBITDA equals the sum of our adjusted segment EBITDAs, plus general and administrative expense.

Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as supplemental performance measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others to assess:

•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities;

•	performance of our business excluding non-cash commodity derivative gains or losses; and

•

in the case of Adjusted EBITDA, the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, make cash distributions to our unitholders and general partner, and finance maintenance capital expenditures.

We define adjusted net income attributable to partners as net income attributable to partners, plus non-cash derivative losses, less non-cash derivative gains. Adjusted net income per limited partner unit is then calculated from adjusted net income attributable to partners. These non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. Adjusted net income attributable to partners and adjusted net income per limited partner unit are provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.

ABOUT DCP MIDSTREAM PARTNERS

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LP, which in turn is managed by its general partner, DCP Midstream GP, LLC, or the General Partner, which is wholly-owned by DCP Midstream, LLC, a joint venture between Spectra Energy and Phillips 66. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com.

CAUTIONARY STATEMENTS

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected.

The key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are described in detail in the Partnership’s annual and quarterly reports most recently filed with the Securities and Exchange Commission and other such matters discussed in the “Risk Factors” section of the Partnership’s 2012 Annual Report on Form 10-K which is expected to be filed with the Securities and Exchange Commission on or around February 27, 2013. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this announcement. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP MIDSTREAM PARTNERS, LP

FINANCIAL RESULTS AND

SUMMARY BALANCE SHEET DATA

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	As Reported in 2011	2012	2011	As Reported in 2011
	(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$376.5	$525.8	$370.1	$1,465.9	$2,178.5	$1,413.3
Transportation, processing and other	54.3	50.0	48.3	185.0	172.2	163.2
Gain (loss) from commodity derivative activity, net	19.7	(20.5)	(31.2)	69.8	7.7	(6.7)

Total operating revenues	450.5	555.3	387.2	1,720.7	2,358.4	1,569.8
Purchases of natural gas, propane and NGLs	(328.1)	(468.7)	(323.2)	(1,301.5)	(1,933.0)	(1,229.8)
Operating and maintenance expense	(31.5)	(34.4)	(28.1)	(123.2)	(125.7)	(105.4)
Depreciation and amortization expense	(13.8)	(25.7)	(20.4)	(63.4)	(100.6)	(81.0)
General and administrative expense	(11.8)	(13.1)	(10.3)	(45.8)	(48.3)	(37.3)
Other income	0.1	0.1	0.1	0.5	0.5	0.5

Total operating costs and expenses	(385.1)	(541.8)	(381.9)	(1,533.4)	(2,207.1)	(1,453.0)

Operating income	65.4	13.5	5.3	187.3	151.3	116.8
Interest expense	(10.4)	(8.9)	(8.9)	(42.2)	(33.9)	(33.9)
Earnings from unconsolidated affiliates	12.3	5.6	8.3	28.9	22.7	36.9
Income tax benefit (expense)	—	0.4	(0.2)	(1.0)	(0.5)	(0.6)
Net income attributable to noncontrolling interests	(3.0)	(6.0)	(6.0)	(5.0)	(18.8)	(18.8)

Net income (loss) attributable to partners	64.3	4.6	(1.5)	168.0	120.8	100.4
Net income attributable to predecessor operations	—	(6.1)	—	(2.6)	(20.4)	—
General partner’s interest in net income	(11.8)	(6.7)	(6.7)	(41.2)	(25.2)	(25.2)

Net income (loss) allocable to limited partners	$52.5	$(8.2)	$(8.2)	$124.2	$75.2	$75.2

Net income (loss) per limited partner unit — basic	$0.87	$(0.19)	$(0.19)	$2.28	$1.73	$1.73

Net income (loss) per limited partner unit — diluted	$0.87	$(0.18)	$(0.18)	$2.28	$1.72	$1.72

Weighted-average limited partner units outstanding — basic	60.5	44.5	44.5	54.5	43.5	43.5

Weighted-average limited partner units outstanding — diluted	60.5	44.6	44.6	54.5	43.6	43.6

	December 31, 2012	December 31, 2011	As Reported December 31, 2011
	(Millions)
Cash and cash equivalents	$1.3	$7.6	$6.7
Other current assets	307.8	346.1	233.2
Property, plant and equipment, net	1,727.4	1,499.4	1,181.8
Other long-term assets	935.5	424.3	481.9

Total assets	$2,972.0	$2,277.4	$1,903.6

Current liabilities	$233.4	$380.5	$269.2
Long-term debt	1,620.3	746.8	746.8
Other long-term liabilities	35.1	51.8	46.7
Partners’ equity	1,047.8	885.9	628.5
Noncontrolling interests	35.4	212.4	212.4

Total liabilities and equity	$2,972.0	$2,277.4	$1,903.6

DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	As Reported in 2011	2012	2011	As Reported in 2011
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net income (loss) attributable to partners	$64.3	$4.6	$(1.5)	$168.0	$120.8	$100.4
Interest expense	10.4	8.9	8.9	42.2	33.9	33.9
Depreciation, amortization and income tax expense, net of noncontrolling interests	13.5	21.7	17.0	63.0	87.3	67.8
Non-cash commodity derivative mark-to-market	(2.0)	6.9	25.4	(21.3)	(42.1)	(22.7)

Adjusted EBITDA	86.2	42.1	49.8	251.9	199.9	179.4
Interest expense	(10.4)	(8.9)	(8.9)	(42.2)	(33.9)	(33.9)
Depreciation, amortization and income tax expense, net of noncontrolling interests	(13.5)	(21.7)	(17.0)	(63.0)	(87.3)	(67.8)
Other	(0.4)	0.5	0.5	—	2.2	2.2

Adjusted net income attributable to partners	61.9	$12.0	24.4	146.7	$80.9	79.9

Maintenance capital expenditures, net of reimbursable projects	(6.3)		(2.9)	(17.5)		(9.5)
Distributions from unconsolidated affiliates, net of earnings	1.1		1.6	0.4		9.3
Depreciation and amortization, net of noncontrolling interests	13.5		17.0	62.0		67.4
Proceeds from sale of assets, net of noncontrolling interests	0.1		1.4	0.3		3.9
Impact of minimum volume receipt for throughput commitment	(5.5)		(4.4)	(0.2)		(0.9)
Adjustment to remove impact of Southeast Texas pooling	—		—	(17.3)		—
Other	2.8		0.3	5.5		0.3

Distributable cash flow(1)	$67.6		$37.4	$179.9		$150.4

Adjusted net income attributable to partners	$61.9	$12.0	$24.4	$146.7	$80.9	$79.9
Adjusted net loss (income) attributable to predecessor operations	—	12.4	—	(2.6)	(1.0)	—
Adjusted general partner’s interest in net income	(11.8)	(7.0)	(7.0)	(41.1)	(25.1)	(25.1)

Adjusted net income allocable to limited partners	$50.1	$17.4	$17.4	$103.0	$54.8	$54.8

Adjusted net income per limited partner unit — basic and diluted	$0.83	$0.39	$0.39	$1.89	$1.26	$1.26

Net cash (used in) provided by operating activities	$(33.9)	$79.8	$55.2	$124.9	$260.8	$204.1
Interest expense	10.4	8.9	8.9	42.2	33.9	33.9
Distributions from unconsolidated affiliates, net of earnings	(1.1)	0.1	(1.6)	(0.4)	(2.6)	(9.3)
Net changes in operating assets and liabilities	117.4	(42.6)	(27.6)	114.7	(13.8)	10.0
Net income or loss attributable to noncontrolling interests, net of depreciation and income tax	(3.3)	(9.6)	(9.6)	(6.4)	(32.6)	(32.6)
Non-cash commodity derivative mark-to-market	(2.0)	6.9	25.4	(21.3)	(42.1)	(22.7)
Other, net	(1.3)	(1.4)	(0.9)	(1.8)	(3.7)	(4.0)

Adjusted EBITDA	86.2	$42.1	49.8	251.9	$199.9	179.4

Interest expense, net of derivative mark-to-market and other	(10.4)		(8.9)	(42.2)		(33.9)
Maintenance capital expenditures, net of reimbursable projects	(6.3)		(2.9)	(17.5)		(9.5)
Distributions from unconsolidated affiliates, net of earnings	1.1		1.6	0.4		9.3
Proceeds from sale of assets, net of noncontrolling interest	0.1		1.4	0.3		3.9
Adjustment to remove impact of Southeast Texas pooling	—		—	(17.3)		—
Other	(3.1)		(3.6)	4.3		1.2

Distributable cash flow(1)	$67.6		$37.4	$179.9		$150.4

(1)	Distributable cash flow has not been calculated under the pooling method.

DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

SEGMENT FINANCIAL RESULTS AND OPERATING DATA

(Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2012		As Reported in 2011		2012		As Reported in 2011
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$67.6		$37.4		$179.9		$150.4
Distributions declared	$54.1		$36.7		$198.7		$139.0

Distribution coverage ratio — declared	1.25x		1.02x		0.91x		1.08x

Distributable cash flow	$67.6		$37.4		$179.9		$150.4
Distributions paid	$52.6		$34.9		$181.3		$132.3

Distribution coverage ratio — paid	1.29	x	1.07	x	0.99	x	1.14	x

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	As Reported in 2011	2012	2011	As Reported in 2011
	(Millions, except per unit amounts)
Natural Gas Services Segment:
Financial results:
Segment net income (loss) attributable to partners	$53.9	$6.2	$(2.1)	$179.5	142.0	110.7
Non-cash commodity derivative mark-to-market	(14.4)	7.9	26.4	(19.8)	(41.8)	(22.4)
Depreciation and amortization expense	11.7	22.8	17.5	54.7	89.5	69.9
Noncontrolling interests on depreciation and income tax	(0.3)	(3.6)	(3.6)	(1.4)	(13.8)	(13.8)

Adjusted segment EBITDA	$50.9	$33.3	$38.2	$213.0	$175.9	$144.4

Operating and financial data:
Natural gas throughput (MMcf/d)	1,725	1,372	1,176	1,667	1,415	1,209
NGL gross production (Bbls/d)	74,253	50,223	38,599	65,610	53,064	39,426
Operating and maintenance expense	$24.6	$25.7	$19.4	$92.4	$94.7	$74.4

NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	$18.8	7.8	7.8	$53.0	28.4	28.4
Depreciation and amortization expense	1.6	2.1	2.1	6.2	8.2	8.2

Adjusted segment EBITDA	$20.4	$9.9	$9.9	$59.2	$36.6	$36.6

Operating and financial data:
NGL pipelines throughput (Bbls/d)	81,120	76,814	76,814	78,508	62,555	62,555
Operating and maintenance expense	$3.3	$4.6	$4.6	$16.1	$15.9	$15.9

Wholesale Propane Logistics Segment:
Financial results:
Segment net income attributable to partners	$13.7	$12.2	$12.2	$24.5	$33.1	$33.1
Non-cash commodity derivative mark-to-market	12.4	(1.0)	(1.0)	(1.5)	(0.3)	(0.3)
Depreciation and amortization expense	0.6	0.8	0.8	2.5	2.9	2.9

Adjusted segment EBITDA	$26.7	$12.0	$12.0	$25.5	$35.7	$35.7

Operating and financial data:
Propane sales volume (Bbls/d)	21,297	27,141	27,141	19,111	24,743	24,743
Operating and maintenance expense	$3.6	$4.1	$4.1	$14.7	$15.1	$15.1

DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Q112		Q212		Q312		Q412		Year Ended December 31, 2012
	(Millions, except as indicated)
Net income attributable to partners	$23.3		$79.1		$1.3		$64.3		$168.0
Maintenance capital expenditures, net of reimbursable projects	(3.3)		(4.3)		(3.6)		(6.3)		(17.5)
Depreciation and amortization expense, net of noncontrolling interests	24.8		9.1		14.6		13.5		62.0
Non-cash commodity derivative mark-to-market	22.6		(64.8)		22.9		(2.0)		(21.3)
Distributions from unconsolidated affiliates, net of earnings	(0.1)		0.8		(1.4)		1.1		0.4
Proceeds from sale of assets, net of noncontrolling interests	—		0.1		0.1		0.1		0.3
Impact of minimum volume receipt for throughput commitment	1.6		1.9		1.8		(5.5)		(0.2)
Non-cash interest rate derivative mark-to-market	1.2		(0.4)		(0.4)		(0.4)		—
Adjustment to remove impact of Southeast Texas pooling	(17.3)		—		—		—		(17.3)
Other	2.2		0.4		0.1		2.8		5.5

Distributable cash flow	$55.0		$21.9		$35.4		$67.6		$179.9

Distributions declared	$42.6		$49.4		$52.6		$54.1		$198.7

Distribution coverage ratio — declared	1.29x		0.44x		0.67x		1.25x		0.91x

Distributable cash flow	$55.0		$21.9		$35.4		$67.6		$179.9

Distributions paid	$36.7		$42.6		$49.4		$52.6		$181.3

Distribution coverage ratio — paid	1.50	x	0.51	x	0.72	x	1.29	x	0.99	x